Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Megan Cannell	Rick Willett, COO, Teleglobe, 514.868.7490
Teleglobe International Holdings, Ltd	Jody Burfening/Carolyn Capaccio
1.609.750.3262	Lippert/Heilshorn & Associates
megan.cannell@teleglobe.com	212.838.3777

FOR IMMEDIATE RELEASE

Teleglobe Appoints Richard Willett to Newly Created COO Post

and Names Finance Executive Pierre Duhamel CFO

Hamilton Bermuda – January 11, 2005 — Teleglobe International Holdings Ltd (NASDAQ: TLGB), a leading provider of international telecommunications services to Internet service providers and to fixed and mobile network operators, and the largest wholesaler of international voice over internet (VoIP) service, today announced that Richard Willett, 35, has been promoted to the newly created position of executive vice president and chief operating officer. In this role, he has company-wide oversight of Global Field Operations, Engineering, IT, Quality, Integration, Business Development and Sourcing operating functions. Previously, he served as chief financial officer and executive vice president. Pierre Duhamel, Chartered Accountant, 49, has been named executive vice president and chief financial officer of Teleglobe, effective today. Messrs. Willett and Duhamel will report to Liam Strong, president and chief executive officer of Teleglobe, as will Brian Fitzpatrick, executive vice president, commercial operations.

Mr. Strong stated, “As Teleglobe expands its presence in VoIP, broadband data transmission, and wireless services, I believe it is imperative that we continue to enhance our management capability. Rick Willett has successfully spearheaded Teleglobe’s integration of ITXC’s operations while simultaneously heading our financial team. As Teleglobe’s COO, he will now focus his efforts on driving Teleglobe’s execution, creating continuous operational improvements to drive return on assets, and strategically developing our voice, data and value added mobile services businesses.”

“We welcome Pierre Duhamel as Teleglobe’s new chief financial officer,” said Mr. Strong. “His experience in financial management and organizational administration will be critical to Teleglobe’s ongoing success. In particular, Pierre’s technical accounting expertise will be essential as we become Sarbanes-Oxley compliant in 2005. In addition, Pierre has significant experience with companies going through transitions similar to Teleglobe’s and I am confident that this experience will be of great benefit to the company.”

“Rick Willett will work closely with Pierre Duhamel to transition his responsibilities while continuing to be the main contact for Investor Relations during this initial period,” noted Mr. Strong.

Mr. Willett became chief financial officer of Teleglobe in June of 2003. He also served as a consultant to Cerberus Capital Management, L.P. with respect to the acquisition of Teleglobe’s predecessor’s core telecommunications businesses. Previously, Mr. Willett spent twelve years at General Electric where he held increasingly senior leadership roles, including CFO of GE Superabrasives and an executive manager of the corporate audit staff. Mr. Willett began his career at GE in its Plastics business in a variety of product leadership and engineering positions.

Pierre Duhamel, Chartered Accountant, has held several senior finance positions during his 27-year career. Most recently, Pierre served as a Managing Director of Cartier Capital Limited Partnership, a venture capital operation with substantial investments in financial services. Prior to that he held senior positions at Imasco Ltd, a North American consumer products and services conglomerate, including serving as the vice president and controller of the parent company and vice president and chief financial officer of Imperial Tobacco, a subsidiary company. Mr. Duhamel began his career at Peat Marwick Mitchell and has served on numerous committees of the Canadian Institute of Chartered Accountants. Mr. Duhamel holds a Diploma in Public Accountancy and a Bachelor of Commerce from McGill University.

About Teleglobe:

Teleglobe International Holdings Ltd is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications. Teleglobe became a public company trading on the Nasdaq under the symbol TLGB with the acquisition of Voice over IP (VoIP) network leader ITXC Corp. on June 1, 2004.

Teleglobe owns and operates one of the world’s most extensive telecommunications networks, reaching over 240 countries and territories with advanced voice, mobile, and data services. Teleglobe is the carrier of choice to more than 1,200 wholesale customers representing the world’s leading telecommunications, mobile operators and Internet service providers.

Carrying over 11 billion minutes per year, and a significant portion of the world’s Internet traffic, Teleglobe’s network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company’s web site at www.teleglobe.com.

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